EX 99-B.8.33 PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into as of the 1st day of May, 1996, between Aetna Life Insurance and Annuity Company (the "Company") on its own behalf and on behalf of Separate Account F of the Company (the "Account"), the Lord Abbett Family of Funds (singularly the "Fund," severally the "Funds") and Lord, Abbett & Co. or a subsequently substituted affiliate thereof, Lord Abbett Distributor LLC, a limited liability subsidiary thereof (the "Distributor").

WHEREAS, the Company has established the Account to serve as an investment vehicle within group annuity contract programs limited to qualifying retirement plan investors which are offered by the Company (the "Contracts"); and

WHEREAS, Distributor acts as principal underwriter for the Fund; and
WHEREAS, the Funds are investment companies registered under the Investment Company Act of 1940, as amended ("1940 Act"); and
WHEREAS, to the extent permitted by applicable securities and insurance laws and regulations, the Company intends to purchase shares of one or more of the Funds on behalf of the Account.
NOW, THEREFORE, in consideration of their mutual promises, the Company and Distributor agree as follows:
1.	Omnibus Account.
The parties agree that a single omnibus account held in the name of the Company ("Omnibus Account") shall be maintained for the Account's assets directed for investment in one or more of the Funds.
2.	Pricing Information, Orders, Settlement.

(a) The Distributor will make shares of the Funds available to be purchased by the Company on behalf of the Account at the net asset value applicable to each order; provided, however, that the Account meet the criteria for purchasing shares of each Fund at net asset value as described in each Fund's prospectus (i.e. to the effect that the Fund's shares may be purchased at net asset value by certain financial institutions which have entered into an agreement with the Distributor in accordance with certain standards approved by the Distributor, providing specifically for the use of the Funds' shares in particular investment products made available for a fee to clients of such financial institutions). Each Fund's shares shall be purchased and redeemed on a net basis for the Account in such quantity and at such time determined by the Company.

(b) Distributor agrees to furnish or cause to be furnished to the Company for the Funds: (i) confirmed net asset value information as of the close of trading (currently 4:00 p.m., East Coast time) on the New York Stock Exchange ("Close of Trading") on each business day that the New York Stock Exchange is open for business ("Business Day") or at such other time as the net asset value per share of each Fund is calculated as disclosed in its then current prospectus in a format that includes each Fund's name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall use its best efforts to provide or cause to be provided to the Company such information by 6:30 p.m., East Coast time.

(c) The Company, as agent for the Funds for the sole purposes expressed herein, shall receive from Contract owners for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of each Fund, exchange orders, and redemption requests and redemption directions with respect to shares of each Fund held by the Company ("Instructions"), (ii) transmit to Distributor such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Company ("Confirmation"). The Business Day on which such Instructions are received in proper form by the Company and time stamped by the Close of Trading will be the date as of which each Fund's shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by the Company and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. The Company agrees that all Instructions received by the Company, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

(d) The Company will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 2:30 p.m., East Coast time on the Business Day following the Business Day as of which such purchase orders are made in conformance with Section 2(c).

(e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by the Company, as soon as possible, but in any event no later than 2:30 p.m., East Coast time on the same Business Day as of which such redemption orders are received by the Distributor in conformance with Section 2(c).

(f) Upon Distributor's request, the Company shall provide copies of historical records and written communications relating to transactions between each Fund and the Company, as well as other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of each Fund to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. The Company also agrees that it will permit Distributor or each Fund or any duly designated representative to have reasonable access to the Company's personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

(g) The Company shall assume responsibility as herein described for any loss to Distributor or to each Fund caused by a cancellation or correction made to an Instruction by the Company subsequent to the date as of which such Instruction has been received by the Company and originally relayed to Distributor, and the Company will immediately pay such loss to Distributor or to each Fund upon the Company's receipt of written notification, with supporting data, describing the loss. Distributor, as agent for each Fund, agrees that each Fund shall indemnify and hold the Company harmless, from the effective date of this Agreement, against any amount the Company is required to pay to Contract owners due to: (i) an incorrect calculation of any Fund's daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or unreasonably late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of any Fund, upon written notification by the Company, with supporting data, describing such occurrence to Distributor. The Company shall make a reasonable effort to recover from Contract owners any material losses incurred by Distributor that are attributable to material gains accrued by such persons as a result of the foregoing subparagraphs 2(g)(i) and 2(g)(ii). The Company will submit an invoice to Distributor, as agent for each Fund, for any losses, including expenses incurred attempting to recover those material gains described in the previous sentence, incurred by the Company or Contract owner, as a result of subparagraphs 2.(g)(i) and 2.(g)(ii), which shall be payable by Distributor, as agent for each Fund, within sixty (60) days of receipt.

(h) Each party shall notify the other of any errors or omissions in any information, including net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. The Company, each Fund and the Distributor agree to maintain reasonable blanket fidelity bond or similar coverage commensurate with each party's respective responsibilities under this Agreement.

3.	12b-1 Fees.

The Distributor shall pay ____ or other compensation to the Company under this Agreement except pursuant to a Fund's Rule 12b-1 Plan to pay an annual service fee (payable quarterly) of _____ of the average daily net asset value of a Fund's shares sold by the Company prior to June 1, 1990 and ____ of the average daily net asset value of shares sold by the Company on or after that date in order for the Company to provide continuing information and investment services to its Fund shareholder accounts and otherwise to encourage such accounts to remain invested in the Fund.

4.	Expenses.

Distributor, as agent for each Fund, shall have each Fund reimburse certain out-of-pocket expenses the Company incurs in connection with providing shareholder services to the Account and Contract owners. These expenses consist of actual postage paid by the Company in connection with mailing prospectuses, financial reports, and proxies to Contract owners. Except as otherwise agreed in writing, the Company shall bear all other expenses incidental to the performance of the services required in connection with this Agreement. Distributor shall, however, provide the Company with such sufficient copies of relevant prospectuses, proxy material, periodic reports to shareholders, and other material as shall be reasonably requested by the Company. The Company agrees to provide to each Fund or to Distributor, as agent for each Fund, with such information as may be reasonably requested to verify that the reimbursements made pursuant to this paragraph have been used for the purposes set forth in this paragraph.

5.	Termination.
This Agreement shall terminate as to future Fund purchases:
(a) At the option of either of the Company or the Distributor upon six (6) months advance written notice to the other party;

(b) If the 12b-1 plans described in Section 3 of this Agreement adopted by any of the Funds are terminated or amended, at the option of the Company, this Agreement shall terminate with respect to such Fund upon 30 days notice to the Fund and Distributor;

(c) At the option of the Company with respect to any Fund, if shares of the Fund are not available for any reason to meet the investment requirements of the Accounts; provided, however, that prompt advance notice of election to terminate shall be furnished by the Company;

(d) At the option of either the Company or Distributor, upon institution of formal disciplinary or investigative proceedings against the Company, the Distributor, or any Fund by the National Association of Securities Dealers, Inc. ("NASD"), SEC, or any other regulatory body;

(e) At the option of the Distributor, if the Distributor shall reasonably determine in good faith that shares of any Fund are not being offered in conformity with the terms of this Agreement;

(f) At the option of the Company, upon termination of the investment management agreement between any Fund and its adviser, provided that written notice of such termination shall be promptly furnished to the Company;

(g) Upon assignment of this Agreement by either party, unless made with the written consent of all other parties hereto; provided, however, that the Company or the Distributor may assign, without consent of the other, its duties and responsibilities under this Agreement to any of its affiliates, and provided, further, that the Company or any affiliate may enter into subcontracts with other dealers for the solicitation of sales of annuity contracts issued by the Company or any affiliate which use any of the Funds as an underlying funding option without the consent of the Distributor; or

(h) If any Fund's shares are not registered, issued, or sold in conformance with applicable law or such law precludes the use of Fund shares as an investment vehicle for the Accounts; provided, however, that prompt notice shall be given by either party should such situation occur.

6.	Continuation of Agreement.

Termination as the result of any cause listed in Section 5 hereof shall not affect any Fund's obligation to continue to maintain the Omnibus Account as an investment option for the Accounts electing to invest in the Fund prior to the termination of this Agreement. Notwithstanding any provision in this Agreement to the contrary, the Company may terminate its purchase of shares of any series of any Fund as described in this Agreement upon ninety (90) days notice to the Distributor.

7.	Advertising and Related Materials.

(a) Advertising and literature with respect to each Fund prepared by the Company or its agents for use in marketing shares of the Fund to Contract owners shall be submitted to Distributor for review and approval before such material is used with the general public or any Contract owner. The Distributor shall advise the submitting party in writing within ten (10) Business Days of receipt of such materials by Distributor of its approval or disapproval or such materials. If Distributor does not respond within ten (10) days, such materials shall be deemed to be approved by Distributor. If and to the extent required by securities laws, the Company will file and clear such advertising and literature with the NASD, SEC or any other required regulatory body. If such filing and clearance is required, the Company will provide satisfactory evidence of such filing and clearance to the Distributor.

(b) The Distributor will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to each Fund promptly after the filing of such document with the SEC or other regulatory authorities.

8.	Proxy Voting.

The Company will distribute to Contract owners all proxy materials furnished by Distributor or its designees for each Fund. To the extent that the Contracts provide for pass through of voting privileges to Contract owners, the Company shall use its best efforts to obtain the agreement of Contract owners to pass through voting privileges of Contract owners to vote Fund shares for which no voting instructions are received from Contract owners in the same proportion as shares for which such instructions have been received. The Company shall not oppose or interfere with the solicitation of proxies.

9.	Indemnification.

(a) The Company agrees to indemnify and hold harmless each Fund, Distributor and each of their directors (trustees), officers, employees, agents, and each person, if any, who controls each Fund or its investment adviser within the meanings of the Securities Act of 1933 ("1933 Act") against any losses, claims, damages or liabilities to which each Fund, Distributor, or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) result from a breach of a material provision of this Agreement, including the Company's responsibility to its Contract holders with respect to any tax consequences of buying any Fund's shares pursuant to a group annuity program sold to qualified retirement plans. The Company will reimburse any legal or other expenses reasonably incurred by the Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability, or action arises out of or is based upon the gross negligence or willful misconduct of the Distributor or any such director, officer, employee, agent, or any controlling person herein defined in performing their obligations under this Agreement.

(b) The Distributor, as agent for each Fund, agrees that each Fund will indemnify and hold harmless the Company and each of its directors, officers, employees, agents, and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect hereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement or prospectus of each Fund or arise out of, or are based upon, the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. The Distributor on behalf of each Fund agrees that each Fund will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that each Fund will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of the Company or its directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c) The Distributor agrees that it will indemnify and hold harmless the Company and each of its directors, officers, employees, agents, and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect hereof) arise out of or are based upon any untrue statement of any material fact contained in sales literature of the Fund or arise out of, or are based upon, the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Distributor will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of the Company or its directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(d) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 9. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable cost of investigation.

10.	Representations and Warranties.
(a) Representations of the Company. The Company represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that the interests in the Contracts are or will be registered under the 1933 Act or are exempt from registration thereunder; and

(iii) that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements; and

(iv) that the Account is or will be registered under the 1940 Act or is exempt from registration thereunder; and

(b) Representations of the Distributor. The Distributor represents and warrants:

(i) that each Fund (1) is duly organized under the laws of the various states, (2) is in good standing in such jurisdictions, (3) is in material compliance with all applicable federal, state and securities laws, and (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of each Fund are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that each Fund amends its registration statement under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that each Fund has registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

(iii) that each Fund is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification; and that Distributor will notify the Company immediately upon having a reasonable basis for believing that any Fund has ceased to so qualify or that might not qualify in the future;

(iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(v) that Distributor (1) is a partnership duly organized under the laws of the State of New York, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

11. This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

12.	Miscellaneous.
(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:
Aetna Life Insurance and Annuity Company 151 Farmington Avenue Hartford, Connecticut 06156 Attention: Drew Lawton, RTAI
To each Fund:
Name of the Fund 767 Fifth Avenue New York, New York 10153
To the Distributor:
Lord, Abbett & Co. 767 Fifth Avenue New York, New York 10153
Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.
(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) Entire Agreement: This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

AETNA LIFE INSURANCE AND ANNUITY COMPANY		LORD ABBETT FAMILY OF FUNDS

By	/s/ Laura Estes	By	/s/ Thomas F. Konop

Name	Laura Estes	Name	Thomas F. Konop

Title	Senior Vice President	Title	Vice President

LORD, ABBETT & CO.

		By	/s/ Kenneth B. Cutler

		Name	Kenneth B. Cutler

		Title	Partner